CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of InvestEd Portfolios of our report dated February 17, 2022, relating to the financial statements and financial highlights, which appears in InvestEd 90 Portfolio, InvestEd 80 Portfolio, InvestEd 70 Portfolio, InvestEd 60 Portfolio, InvestEd 50 Portfolio, InvestEd 40 Portfolio, InvestEd 30 Portfolio, InvestEd 20 Portfolio, InvestEd 10 Portfolio and InvestEd 0 Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Financial Statements,” “Custodial and Auditing Services,” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 26, 2022